Exhibit 99.1

Applied Imaging Announces Fourth-Quarter and Full-Year 2004 Results

SAN JOSE, Calif., April 18 /PRNewswire-FirstCall/ — Applied Imaging Corp. (Nasdaq: AICX) today announced financial and operating results for the fourth quarter and full year ending December 31, 2004. The Company expects to file its Form 10-K for the year ending December 31, 2004 with the Securities and Exchange Commission during the week ending April 22, 2005.

Fourth Quarter Financial Results

Total revenues for the three months ended December 31, 2004 were $5.7 million, an 11.8% increase compared to $5.1 million for the fourth quarter of 2003. This increase in revenues in the fourth quarter was caused primarily by the recognition of revenue on Ariol® systems from sales contracts entered into in prior periods and for which the Company has now fulfilled all obligations under the terms of the original sales contract.

The Company incurred a net loss of $1.4 million, or $0.07 per share, for the quarter, as compared to a loss of $701,000, or $0.04 per share, in the fourth quarter of 2003. This increased loss was largely the result of increased accounting and legal costs associated with the Company’s recent earnings restatements and patent litigation expenses.

“We had a respectable 2004 fourth quarter from a revenue standpoint, but continued to incur significant expenses from our restatement and patent litigation,” said Robin Stracey, President and Chief Executive Officer of Applied Imaging. “We have much more work to do to implement successfully our business strategy, but the restatement and patent litigation issues are now largely behind us and we look forward to focusing our attention on streamlining our cost structure, maintaining our pre-eminent market share position in our core business and forging ahead with our circulating tumor cell initiative in the first half of 2005.”

Gross profit increased to $3.5 million in the fourth quarter of 2004, from $2.6 million in the fourth quarter of 2003. Gross margin for the fourth quarter of 2004 was 60.1%, as compared to 51.5% in the same prior year period.

Operating expenses were $4.9 million for the quarter, as compared to $3.3 million in the fourth quarter of 2003.

Full-Year 2004 Financial Results

Revenues include sales of systems, software maintenance, service contract and grant revenues. Total revenues increased to $20.6 million for the fiscal year 2004 from $19.0 million for the fiscal year 2003, an increase of 8%. The increase was due primarily to greater Ariol® system sales, including the recognition of revenue on sales of Ariol® systems in 2004 on sales contracts entered into in 2003. These contracts’ revenues were deferred because the terms of the sales contracts had not been completely fulfilled at the time of the sale. For fiscal year 2004 and fiscal year 2003, revenues derived outside of North America were approximately 45% and 46% of total revenues, respectively.

The Company expects its OncoPath(TM) systems, which include the Ariol® system, to be the primary driver of its near-term future sales growth.

“We are pleased at closing out 2004 with a positive trend in top-line growth. The Company has also recently completed a structural reorganization that should result in significant annual cost savings for our core business,” stated Mr. Stracey.

Research and development (R&D) expenses remained constant at $3.7 million in 2004, as compared to 2003. R&D expenses were 18% of revenue in 2004, as compared to 19% of revenue in 2003. The Company’s research and development expenses during 2004 and 2003 were primarily related to ongoing investments in its CytoVision® and OncoPath(TM) product families. With the completion of its Ariol® 2.0 product release in 2004, the Company expects the investment in the OncoPath(TM) product family to decrease in 2005 versus 2004. While the Company made investments in its circulating tumor cell program in 2004 and 2003, including investments in the Ariol® product line in support of this program, the Company expects to increase its contributions to this development program in 2005.

Sales and marketing expenses decreased by 7% to $6.6 million in 2004 from $7.3 million in 2003. Sales and marketing expenses were 32% of revenue in 2004, as compared to 38% in 2003. Sales and marketing expenses declined in 2004, as compared to 2003, primarily as a result of reduced agent commissions, recruitment costs and travel costs. The Company believes that its sales and marketing expenses will decline further in 2005, as compared to 2004, given the reorganization of the Company’s sales and marketing organization in January 2005.

General and administrative expenses increased significantly in 2004 to $5.1 million from $2.5 million in 2003, an increase of 102%. As a percentage of revenue, general and administrative costs were 25% of revenues in 2004, compared to 13% in 2003. In 2004, the Company incurred substantial expenses associated with the restatement of its prior financial statements, patent litigation with Clarient, Inc. (formerly ChromaVision Medical Systems, Inc.), as well additional costs for personnel and consulting. The Company anticipates that general and administrative expenses should decline in 2005, since the Company envisions incurring only limited additional costs related to the restatement of its prior financial statements and patent infringement litigation.

Financial Condition

As of December 31, 2004, the Company had cash and cash equivalents of $3.9 million compared to $2.0 million at December 31, 2003. The increase in cash and cash equivalents in 2004 was due primarily to the net proceeds from the issuance of common stock of $3.9 million, an increase in accrued expenses of $1.0 million and the reduction of trade receivables by $2.0 million, which was offset by net loss of $3.3 million and a reduction in deferred revenue of $1.7 million. Working capital amounted to $603,000 at December 31, 2004, as compared to $340,000 at December 31, 2003.

Cash used in operations for the year ended December 31, 2004 was $602,000, compared to $26,000 in 2003.

Outlook

For the first quarter of 2005, the Company expects that its revenues will fall in the range of $4.5 million to $5.0 million. Due to carryover of costs linked to the restatement and the patent litigation, the costs associated with the first quarter 2005 structural reorganization, and incremental investments in CTC, Inc., the Company does not anticipate achieving profitability in the first quarter.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol®, SPOT(TM) and CytoVision® product families. Applied Imaging has installed over 3,500 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding among other matters, the timing of the Company’s Form 10-K filing; the timing and success of the Company’s plans to streamline its cost structure, maintain its market share position in its core business, and advance its circulating tumor cell initiative; the Company’s ability to provide customers with a broad array of solutions that help to improve the diagnosis, therapy selection and monitoring of a wide variety of cancerous conditions; the financial impact of the Company’s structural reorganization; and the Company’s results of operations for 2005. The Company’s quarter and year ended December 31, 2004 financial results are preliminary and unaudited and subject to further adjustment. The Company’s financial outlook for the quarter ended March 31, 2005 are preliminary and unaudited and are based upon management’s expectations, which are subject to numerous risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including such factors as are set forth in the “Additional Factors that Might Affect Future Results” section beginning on page 10 of Applied Imaging’s Form 10-K/A for 2003, filed with the Securities and Exchange Commission on March 1, 2005. The forward-looking statements in this news release are made as of April 18, 2005, and Applied Imaging undertakes no obligation to revise or update the forward-looking statements.

Contacts:

CCG Investor Relations

Crocker Coulson, President

15300 Ventura Boulevard, Suite 303

Sherman Oaks, CA 91403

(818) 789-0100

crocker.coulson@ccgir.com

Applied Imaging Corp.

Terry Griffin, Chief Financial Officer

120 Baytech Drive,

San Jose, CA 95134

(408) 719-6417

tgriffin@aicorp.com

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended December 31,		Full years ended December 31,
	2004	2003	2004	2003
Revenues	$5,745	$5,132	$20,640	$18,959
Cost of revenues	2,291	2,490	8,394	8,265
Gross profit	3,454	2,642	12,246	10,694

Operating expenses:
Research and development	1,085	928	3,707	3,689
Sales & marketing	1,688	1,830	6,644	7,268
General and administrative	2,079	561	5,119	2,539
Total operating expenses	4,852	3,319	15,470	13,496
Operating loss	(1,398)	(677)	(3,224)	(2,802)
Other income (expense), net	6	(24)	(79)	6
Net loss	$(1,392)	$(701)	$(3,303)	$(2,796)

Net loss per share
- basic and diluted	$(0.07)	$(0.04)	$(0.18)	$(0.18)
Weighted average shares outstanding
- basic and diluted	19,083	15,961	18,193	15,944

Selected Consolidated Balance Sheet Data

(Unaudited, in thousands)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$3,927	$2,047
Restricted Cash	$193	$178
Working capital	$603	$340
Total assets	$14,032	$13,888
Total stockholder’s equity	$3,436	$2,866